Exhibit (e)(3)

CONFIDENTIAL

Greeneden U.S. Holdings II, LLC

2001 Junipero Serra Blvd.

Daly City, CA 94014

May 4, 2013

SoundBite Communications Inc.

22 Crosby Drive

Bedford, MA 01730

Gentlemen:

In connection with the discussions between us (“Genesys”) and you (the “Company”) regarding a possible transaction, if you execute and deliver this letter agreement, Genesys is prepared to increase its offer to acquire the Company to $5.00 per share in cash (the “Offer Price”), which offer shall expire one hour following its receipt via email by your financial advisor Jim Schroeder at Arma Partners unless Genesys receives an executed copy of this letter agreement. In consideration of the foregoing, you agree that from and after your execution of this letter agreement until 5:00 p.m. San Francisco time on Friday, May 17, 2013 (the “Exclusivity Period”), (a) neither the Company nor any of its subsidiaries, officers or directors shall, and the Company shall not permit the Company’s or its subsidiaries’ directors, employees, agents or representatives, including any investment banker, attorney, consultant or accountant (collectively, “Representatives”), to, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any person other than Genesys, with respect to: (i) any merger, reorganization, share exchange, consolidation, business combination, plan of liquidation or similar transaction involving the Company, (ii) any purchase or sale of any equity or debt securities or any instrument or security convertible or exchangeable into equity or debt securities of the Company or its subsidiaries or (iii) any purchase or sale of all or any material portion of the assets of the Company (any such proposal or offer, an “Acquisition Proposal”) and (b) the Company and its Representatives will cease any discussions and negotiations with any person or entity other than Genesys regarding any Acquisition Proposal or any proposal that could be reasonably be expected to lead to an Acquisition Proposal. You agree that the Exclusivity Period shall be automatically extended until 5:00 p.m. San Francisco time on Friday, May 24, 2013; provided, however, that the Exclusivity Period (or any extension contemplated hereby) shall immediately expire upon (i) any proposal by Genesys to decrease in the Offer Price, (ii) the failure by Genesys to confirm the Offer Price in writing on May 10, 2013; provided further, however, that the Company may terminate the Exclusivity Period following May 17, 2013 by notifying Genesys that it is irrevocably terminating discussions with Genesys regarding a potential transaction. Genesys shall immediately notify the Company in writing in the event that it is no longer prepared to offer the Offer Price to acquire the Company.

You further agree that during the Exclusivity Period none of the Company or any of its subsidiaries, officers or directors shall, and the Company shall not permit any Representatives to, (i) engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person other than Genesys relating to an Acquisition Proposal, (ii) encourage any effort or attempt by any person other than Genesys to make or implement an Acquisition Proposal, or (iii) execute or enter into with any person other than Genesys, any letter of intent, exclusivity agreement, agreement in principle, merger agreement, acquisition agreement, option agreement, partnership agreement or other similar agreement related to any Acquisition Proposal. The Company agrees that it, its subsidiaries, officers, directors and Representatives will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons other than Genesys with respect to any Acquisition Proposal.

You acknowledge and agree that neither the Company nor Genesys will be under any obligation with respect to any possible Acquisition Proposal until such time, if any, as mutually acceptable definitive agreements with respect thereto are negotiated, executed and delivered by the parties, and that our offer remains subject to such negotiation, execution and delivery. You further acknowledge and agree that this letter is subject to the terms and conditions of the Non-Disclosure Agreement dated February 27, 2013 by and between the undersigned and the Company (the “NDA”), and you, your subsidiaries, officers, directors and Representatives will keep confidential and not disclose to any third person the existence of, or any of the contents of, this letter, the letter dated May 3, 2013 from the undersigned to you regarding a possible transaction, or any subsequent or prior letters from Genesys to you regarding a possible transaction unless otherwise permitted pursuant to the terms of the NDA.

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This letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Please indicate your agreement with the foregoing by executing a counterpart of this letter as provided below.

Very truly yours,

Greeneden U.S. Holdings II, LLC

/s/ James M. Rene

James M. Rene
Vice President and Secretary

ACCEPTED AND AGREED

AS OF THE DATE HEREOF

SoundBite Communications, Inc.

By:	/s/ Robert C. Leahy
Name: Robert C. Leahy
Title: COO & CFO